UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2005

Talk America Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	000-26728 (Commission File Number)	23-2827736 (I.R.S. Employer Identification No.)

6805 Route 202, New Hope, Pennsylvania (Address of principal executive offices)	18938 (Zip Code)

(215) 862-1500
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 28, 2005, the Company's Board of Directors approved changes in the compensation payable to non-employee members of the Board. The changes in compensation, effective as of January 1, 2006, are as follows: (1) the annual cash retainer payable to non-employee directors will increase to $40,000 per year from $20,000 per year, payable in equal quarterly installments; and (2) the non-employee Chairman of the Board will receive an annual fee of $40,000 per year, payable in equal quarterly installments. The Chair of the Audit Committee will continue to receive an annual fee of $5,000 per year. In addition, the non-employee Chairman of the Board will be provided with access to and use of an office and related services in the Company’s offices and cellular phone service and will be provided with, or reimbursed for the costs of, health benefits comparable to those provided to senior executive officers of the Company. A summary of the non-employee director compensation arrangements reflecting these changes is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Also on December 28, 2005, the Company's Board of Directors approved the grant of 15,000 stock options to each non-employee director under the Talk America Holdings, Inc. 2003 Long Term Incentive Plan (the "Plan"). The exercise price of each stock option is $8.86 per share, which was the closing price of one share of the Company's common stock on the date of grant. The options shall be exercisable in one-third increments on each of the first, second and third anniversaries of the date of grant, subject to termination or acceleration as provided in the form of Talk America Holdings, Inc. 2003 Long Term Incentive Plan Non-Qualified Stock Option Agreement for Non-Employee Directors, which is filed as Exhibit 10.2 to this Current Report on Form 8-K (the "Agreement") and is incorporated by reference herein. Additional terms and provisions of each option grant are set forth in the Agreement.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). SFAS 123R will require that compensation cost related to share-based payment transactions, including the issuance of stock options, be recognized in the financial statements. The Company is required to adopt the revised standard in the first quarter of 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the consolidated statement of income in the financial statements.

In response to the accounting standard referenced above, the Compensation Committee of the Company’s Board of Directors, which consists entirely of independent directors, as well as the full Board, unanimously approved accelerating on December 28, 2005, the vesting of certain out-of-the-money, unvested stock options held by current employees, including executive officers and Board members. The acceleration applied only to those options with an exercise price of $10.49 per share, and granted on December 22, 2003. The closing market price of the Company’s common stock on December 27, 2005 was $9.02 per share. The following table summarizes the options subject to acceleration:

	Aggregate Number of Common Stock Shares Issuable Under Accelerated Stock Options	Weighted Average Exercise Price Per Share
Total Non-Employee Directors	11,666	$10.49
Total Named Executive Officers (1)	199,998	$10.49
Total Directors and Named Executive Officers	211,664	$10.49
Total All Other Employees	136,185	$10.49
Total (2)	347,849	$10.49

(1)	Consists of current executive officers named in the Summary Compensation Table in the Company’s 2005 Proxy Statement filed with the Securities and Exchange Commission on June 30, 2005.

(2)	The accelerated options represent approximately 6.9% of total outstanding options.

The decision to accelerate vesting of these options was made to avoid recognizing compensation cost in the statement of income in future financial statements upon the effectiveness of SFAS 123R. It is estimated that the maximum future compensation expense that would have been recorded in the income statement and that will not be recorded, based on the Company’s implementation date for SFAS 123R of January 1, 2006, is approximately $600,000, net of taxes. The Company also believes that because the options to be accelerated have exercise prices in excess of the current market value of the Company’s common stock, the options have limited economic value and are not fully achieving their original objective of incentive compensation and employee retention. The Company will report the impact of the acceleration in its fourth quarter 2005 financial statements as pro forma footnote disclosures, as permitted under the transition guidance provided by the Financial Accounting Standards Board.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

10.1	Summary of Talk America Holdings, Inc. Non-Employee Director Compensation.
10.2	Form of Talk America Holdings, Inc. 2003 Long Term Incentive Plan Non-Qualified Stock Option Agreement for Non-Employee Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2005	TALK AMERICA HOLDINGS, INC. By: /s/ Aloysius T. Lawn IV Name: Aloysius T. Lawn IV Title: Executive Vice President - General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number      Description
10.1                          Summary of Talk America Holdings, Inc. Non-Employee Director Compensation.
10.2                          Form of Talk America Holdings, Inc. 2003 Long Term Incentive Plan Non-Qualified Stock Option Agreement for Non-Employee Directors.